UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 22, 2011

One E-Commerce Corporation
(Exact Name of Registrant as Specified in Charter)

Nevada	001-34048	87-0531751
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

1370 Avenue of the Americas New York, New York 10019
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:  (212) 554-5461.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant

On September 15, 2011, Mr. John Welch, shareholder, director and chief executive officer of One E-Commerce Corporation, a Nevada corporation (the “Company”), and Islet Sciences, Inc., a Delaware corporation (the “Purchaser” or “ISI”) entered into a Stock Purchase Agreement (the “Purchase Agreement”), pursuant to which Mr. Welch agreed to sell to the Purchaser, and the Purchaser agreed to purchase from Mr. Welch, (a) an aggregate of 9,902,180 shares of Common Stock (the “Shares”), which Shares represent approximately 54.06% of the issued and outstanding shares of Common Stock, and (b) certain convertible promissory notes in the aggregate principal amount of $514,458 previously issued by the Company (the “Notes”), for an aggregate purchase price of $250,000 paid from the ISI’s working capital. The Notes are convertible into 30,573,664 shares of Common Stock. The closing (the “Closing”) that took place on September 22, 2011 resulted in the change of control of the Company. Immediately after the Closing, the Shares together with the Notes, acquired by the Purchaser comprise 54.06% of the issued and outstanding common stock of the Company on a non-diluted basis and 82.8% on a fully-diluted basis. Mr. John Steel is a majority shareholder and the sole director of ISI.

Following the Closing, and pursuant to the Purchase Agreement, the Purchaser has agreed to cause the Company to enter into a share exchange agreement with the shareholders of the Purchaser pursuant to which the Company will acquire all of the outstanding equity interests of the Purchaser in exchange for the issuance of shares of the Company’s Common Stock to the shareholders of the Purchaser (“Reverse Merger Transaction”).  As part of the Reverse Merger Transaction, the Shares of Common Stock issued to the Purchaser pursuant to the Purchase Agreement will be cancelled. In addition, the Company expects to close a private placement after the Reverse Merger Transaction. As a result of the Reverse Merger Transaction, the Company will control the Purchaser. The Purchaser engages in the business of developing new treatments for diabetes.

Form 10 Disclosure

Previously reported on Form 10-K filed with the U.S. Securities and Exchange Commission on March 30, 2011.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective upon the Closing, (i) Mr. Welch resigned as the Chief Executive Officer, Secretary and Treasurer of the Company, (ii) Mr. Harry Nass resigned as the Chief Financial Officer and President of the Company, and (iii) Mr. John Steel was appointed as the Chief Executive Officer, Chief Financial Officer, President, Secretary and Treasurer and as a director of the Company.  At the Closing Messrs. Welch and Nass submitted to the Company their resignations as directors of the Company which resignations will become effective upon the tenth day following the Company’s mailing of the Information Statement on Schedule 14f-1 to its shareholders, which is expected to occur on or about October 3, 2011.

John Steel, 48, has been the President and CEO of Islet Sciences, Inc. since June 2010.  Mr. Steel brings over twenty years of senior management and investment experience in the healthcare services and biotechnology sector. In 1998, Mr. Steel founded MicroIslet, Inc., the firm that pioneered and developed the technology that comprises Islet Sciences, Inc., and served as its Chairman and Chief Executive Office from September 1998 to 2002. In 2002 MicroIslet, Inc. became public trough a merger with ALD Services, Inc. and Mr. Steel became Chairman and CEO of the public company, in which capacity he served until 2007. From January 1996 to December 1997, Mr. Steel was Chief Executive Officer of AKESIS Pharmaceuticals, Inc., a company that developed a patented treatment for insulin resistance for Type II diabetes. From 1996 to 2007 Mr. Steel served as a director of AKESIS Pharmaceuticals, Inc., which became a public company in December 2004 through a merger with Liberty Mint, Ltd.  From January 1987 to June 1990, Mr. Steel served as the Vice President of Defined Benefit Inc., a company he founded in 1986 that provided financial services to health care professionals. After Defined Benefit Inc., Mr. Steel was an active investor and consultant within numerous areas including early-stage biotechnology and device companies through Steel Management. Mr. Steel himself is diagnosed with Type 1 Juvenile Diabetes and is actively involved in fund raising for various diabetes research-related charities. Mr. Steel has recently chaired panels regarding the future of diabetes for the California Insurance Commissioner. Mr. Steel is also a noted speaker on the topic of diabetes - including its management, economics, and future opportunities for improvement in therapeutic modalities. Mr. Steel received his M.B.A. degree with an emphasis in finance from the University of Southern California and a Bachelor of Arts degree from Dartmouth College.

 The compensation of Mr. Steel has not yet been determined by the board of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 6, 2011

One E-Commerce Corporation

By:	/s/ John Steel
John Steel
Chief Executive Officer